Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 15, 2023 in the Registration Statement on Form F-3, under the Securities Act of 1933 with respect to the consolidated balance sheets of Jiuzi Holdings, Inc., its subsidiaries, and its variable interest entities as of October 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2022, and the related notes (collectively referred to as financial statements) included herein.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
January 24, 2024	Certified Public Accountants
PCAOB ID: 1171